Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES AMENDMENT TO KERYDIN COMMERCIALIZATION AGREEMENT

•   Increased investment in commercial activities in 2015

•   Increased minimum profit-sharing payments to Anacor for 2016

•   New minimum profit-sharing payments to Anacor for 2017

•   Reduced price for Anacor’s KERYDIN repurchase option in 2017

Palo Alto, CA — June 29, 2015 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced an amendment to its distribution and commercialization agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN®  (tavaborole) topical solution, 5% in the United States.  Pursuant to the amendment, Sandoz will increase its commercial investment in KERYDIN in 2015, and Anacor will contribute $20 million to Sandoz, primarily focused on consumer-directed commercialization activities.  The parties’ increased investment in support of KERYDIN in 2015 includes Sandoz’s previously expanded field-sales force and a new multi-channel integrated marketing campaign.  In addition, the amendment increases the minimum profit-sharing payments to Anacor for 2016 to $65 million from $45 million and establishes new minimum profit-sharing payments to Anacor for 2017 of $65 million. The amendment also reduces the price associated with Anacor’s option to repurchase all rights in KERYDIN from Sandoz on December 31, 2017, as determined pursuant to the distribution and commercialization agreement.

“We are pleased with Sandoz’s increased investment to support the continued long-term growth of the KERYDIN brand and believe that our contribution to fund the consumer-directed investment will help increase brand awareness among the patients suffering from onychomycosis who are most likely to use KERYDIN and motivate them to seek treatment from their physicians,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN in the United States.  Anacor’s lead product development candidate is Crisaborole Topical Ointment, 2%, an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development.  The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis.  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development.  These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product development candidates, the timing of the potential approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law.  These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements:  the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising during the course, or as a result, of Anacor’s Phase 3 pivotal studies or other studies relating to crisaborole; any delay or failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Company Contact:

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575